UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 5, 2016

6D GLOBAL TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35002	47-1899833
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
Of Incorporation)		Identification No.)

17 State Street, Suite 2550
New York, NY 10004
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (646) 681-2345

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective as of April 5, 2016, the Board of Directors (the “Board”) of 6D Global Technologies, Inc. (the “Company”) elected Sarah Michael as a member of the Board, to fill the vacancy created by the resignation of Adam Hartung. Ms. Michael will serve as a member of the Board’s Compensation and Governance and Nominating Committees and as chairperson of the Board’s Audit Committee. The Board has determined that Ms. Michael will meet the independence requirements of Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended, and will qualify as an “audit committee financial expert,” as defined in Item 407(d) of Regulation S-K.

Ms. Michael is currently a Project Director for Hospitality House where she administers the financial analysis of private equity firms, REITs, hotel brands, and real estate owners and developers, to reduce expenses and improve company efficiencies. She provides conceptual strategy, operational expertise, financial underwriting, landlord representation, and operator sourcing. Formerly, Ms. Michael worked in the Commercial Real Estate Team at Nest Seekers International and served as the Vice President of healtheo360, an online healthcare social media company. Ms. Michael holds a Bachelor of Science in Psychology from St. John’s University.

There are no family relationships between any of the Company’s directors or officers and Ms. Michael. There are no related party transactions with respect to Ms. Michael reportable under Item 404(a) of Regulation S-K.

For her services as a member of the Board and all three committees, Ms. Michael will receive $15,750 per quarter and options to purchase 20,000 shares of the Company’s common stock per year and is entitled to reimbursement of any fees and expenses in connection with the performance of her duties as a director.

SIGNATURE

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

6D GLOBAL TECHNOLOGIES, INC.

Date: April 8, 2016	By:	/s/ Tejune Kang
Name: Tejune Kang
Title: Chief Executive Officer